EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Fortress Biotech, Inc. (formerly Coronado Biosciences, Inc.) on Form S-3 (Nos. 333-183943 and 333-189935) and Form S-8 (No. 333-184616, 333-194588 and 333-206645) of our report dated March 15, 2016, on our audits of the consolidated financial statements as of December 31, 2015 and 2014 and for each of the years in the two year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports are included in this Annual Report on Form 10-K to be filed on or about March 15, 2016.

/s/ EisnerAmper LLP

New York, New York

March 15, 2016